MOORE & ASSOCIATES, CHARTERED

           ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the use of our report dated July 2, 2007 relating to the financial statements of Coyote Hills Golf, Inc. for the period ended March 31, 2007 and from January 8, 2007 (Date of Inception) through March 31, 2007 in the Registration Statement on Form SB-2 of Coyote Hills Golf, Inc.

We also consent to the reference to Moore & Associates, Chartered under the caption “Experts” in said registration statement.

Signed,

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

July 17, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501